EXHIBIT 16





March 9, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Re: Lil Marc, Inc.

We were previously the independent accountants for the Company and on February 11, 2000, we reported on the consolidated financial statements of the Company for the years ended December 31, 1999 and 1998, and from inception on April 22, 1997 through December 31, 1999.

We have read item 4 of the Current Report on Form 8-K of Lil Marc, Inc. dated January 12, 2001, and we agree with the statements contained therein as they related to our firm.

Very truly yours,



HJ & Associates, LLC
(formerly Jones, Jensen & Company)
Certified Public Accountants